Exhibit 10.1(9)

EXECUTION COPY

AMENDMENT NO. 9
TO THE
UPS RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

WHEREAS, United Parcel Service of America, Inc. (“UPS”) and its affiliated corporations established the UPS Retirement Plan (“Plan”) for the benefit of its employees, in order to provide benefits to those employees upon their retirement, disability, or death, effective as of September 1, 1961;
WHEREAS, the Plan, as adopted and amended from time to time, was most recently amended and restated in its entirety, effective as of January 1, 2010;
WHEREAS, the Plan was most recently amended by Amendment No. 8; and
WHEREAS, UPS desires to amend the Plan to amend Benefit Schedule II of Appendix M to include provisions related to the flat dollar and final average formula retirement benefit for certain participants who reach Normal Retirement Age after December 31, 2014 and before December 31, 2016 described in the Implementation Team Decision ID # 0802.
NOW THEREFORE, pursuant to the authority vested in the Board of Directors by Section 7.1 of the Plan, the Plan is hereby amended, as follows:

1.
By deleting Addendum A, Benefit Schedule II for Independent Pilots Association, of Appendix M in its entirety and inserting a new Addendum A, Benefit Schedule II for Independent Pilots Association, to read as attached.

2.	Except as amended by this Amendment No. 9, the Plan as in effect immediately prior to the date of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc. based upon action by the Board of Directors on January 20, 2014 has caused this Amendment No. 9 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/s/ Teri P. McClure	/s/ D. Scott Davis
Teri P. McClure	D. Scott Davis
Secretary	Chairman

ADDENDUM A
BENEFIT SCHEDULE II FOR INDEPENDENT PILOTS ASSOCIATION

This Benefit Schedule II shall apply to (1) each Eligible Employee who has an Hour of Covered Employment on or after August 31, 2006, (2) each Eligible Employee who is accruing Service Credit (or who would be accruing Service Credit but for the attainment of Normal Retirement Age) under Section 3.3, Disability Accrual, on or after August 31, 2006, (3) each 2003 Retired Participant and (4) each former Employee who died during the month of July 2006 while employed in a classification that would have been considered an Eligible Employee classification if this Benefit Schedule II had been in effect at his death.

The provisions of this Benefit Schedule II will apply only to that period of employment during which an Employee is an Eligible Employee. An Eligible Employee shall not accrue benefits under any provisions of the Plan (other than this Benefit Schedule II) during the period that he is covered under this Benefit Schedule II.

References to Articles and Sections are to Articles and Sections of this Benefit Schedule II unless otherwise expressly indicated.

ARTICLE I
DEFINITIONS

Wherever used herein, the following capitalized terms shall have the meaning set forth below or in the main body of this Appendix M for the Independent Pilots Association unless otherwise clearly required by the context.

SECTION 1.1. - 2003 Retired Participant. - The term “2003 Retired Participant” means a Participant who separated from service in 2003 pursuant to the voluntary separation package offered by the Employer.

SECTION 1.2. - 2006 Collective Bargaining Agreement. - The term “2006 Collective Bargaining Agreement” means the Collective Bargaining Agreement between the Independent Pilots Association and United Parcel Service Co. ratified on August 31, 2006.

SECTION 1.3. - 2006 Participant. The term “2006 Participant” means each Participant who will reach Normal Retirement Age on or before December 31, 2013.

SECTION 1.4. - 2014 Participant - The term “2014 Participant” means each Participant who will reach Normal Retirement Age after December 31, 2013 and before December 31, 2016.

SECTION 1.5. - Actuarial Equivalent. The term “Actuarial Equivalent” means a benefit of equivalent value calculated using the 1983 Group Annuity Mortality Table for males for Participants and the 1983 Group Annuity Mortality Table for females for beneficiaries and an interest rate of 7% compounded annually. Notwithstanding the foregoing, if the optional form of benefit is subject to the requirements of Treasury Regulation § 1.417(e)-1(d), or any successor regulation, the benefit of equivalent value will be the amount determined using the Applicable Interest Rate (determined as if the benefit commencement date is the date of distribution) and the Applicable Mortality Table, as applicable.

SECTION 1.6. - Additional Early Retirement Benefit. The term “Additional Early Retirement Benefit” means for a Pre-2014 Early Retiree, the additional benefit, if any, described in Section 4.2(e)(2).

SECTION 1.7. - Applicable Interest Rate. The term “Applicable Interest Rate” means the “applicable interest rate” as described in Code § 417(e)(3) for the “lookback month” preceding the “stability period” that includes the date the distribution is made, provided that for distributions paid during Plan Years commencing in 2008 through 2011, the applicable interest rate or rates shall be determined taking into account the transition rules under Code § 417(e)(3)(D)(ii) and (iii).

The term “lookback month” means the fifth month preceding the first day of the stability period containing the date of distribution.

The term “stability period” means the calendar year in which the distribution is made.

SECTION 1.8. - Applicable Mortality Table. The term “Applicable Mortality Table” means the “applicable mortality table” prescribed by the Secretary of the Treasury for purposes of Code § 417(e)(3).

SECTION 1.9. - Bidline Credit - The term “Bidline Credit” means the amount of credit generated by a Crewmember’s scheduled activities for a bid period (as defined in the 2006 Collective Bargaining Agreement), including scheduled flights, layovers, deadhead time or other duties assigned by the Employer.

SECTION 1.10. - Bypassed Captain. The term “Bypassed Captain” means a Crewmember who has been bypassed for a Captain position as described in Section 14.E.3 of the 2006 Collective Bargaining Agreement and who is included on the list of bypassed Captains maintained by the Employer.

SECTION 1.11. - Bypassed Crewmember. The term “Bypassed Crewmember” means a Second Officer who has been bypassed for the First Officer position as described in Section 14.E.3 of the 2006 Collective Bargaining Agreement and who is included on the list of bypassed First Officers maintained by the Employer.

SECTION 1.12. - Captain. The term “Captain” means a pilot who is in command of the aircraft and its crew while on duty, who is responsible for the manipulation of, or who manipulates the controls of the aircraft, including take-off and landing of such aircraft, and who is properly qualified to serve as such, and holds a current effective airman’s certificate authorizing him to serve as such pilot.

SECTION 1.13. - Compensation. The term “Compensation” means a Participant’s compensation as reflected on Form W-2, including amounts deferred under Code §§ 125, 129 and 401(k) and excluding:

(a)	per diem payments;

(b)	grievance awards (other than the following: (A) as a part of a Crewmember’s Guarantee or Bidline Credit, (B) an award of Premium Pay for Revisions or (C) an award of Late Arrival Pay);

(c)	amounts paid to a Crewmember as a result of the application of Code § 415(c);

(d)
payments in the nature of compensation from an insurance carrier, from a state unemployment or worker’s compensation fund, or from any health and welfare or other benefit program or plan maintained by an Employer or a Related Employer.

(e)	disability payments from an insurance carrier, a state disability insurance fund, this Plan or any other disability plan maintained by an Employer or a Related Employer;

(f)
foreign service differentials or other supplemental payments made by an Employer or Related Employer to a Crewmember working outside his or her country of citizenship on account of such foreign service;

(g)	payment or reimbursement by an Employer or Related Employer for relocation expenses incurred by a Crewmember or his or her family;

(h)
the value of employee fringe benefits provided by an Employer or Related Employer, including but not limited to the payment of life insurance premiums, whether or not the value of such fringe benefits is includable in the employee’s taxable income;

(i)	payments made under deferred compensation plans or programs;

(j)	Employer or Related Employer contributions to any pension, profit-sharing or stock bonus plan; and

(k)	Employer or Related Employer contributions to any welfare benefit plan.

Compensation for any calendar year shall be limited to the lesser of (i) $300,000 per year or (ii) such limit as may be imposed by Code § 401(a)(17) or any successor statute limiting compensation taken into account under the Plan. Solely for avoiding a double proration, within the meaning of Department of Labor Regulations, § 2530.204-2(d), to the extent that a Participant is credited with less than a full year of Service Credit for a calendar year, then the Participant’s Compensation taken into account for such year shall be annualized by dividing such Compensation by the number of months of Service Credit earned by the Participant for such calendar year and multiplying the result by 12.

Effective January 1, 2009, a Participant receiving a differential wage payment (as described in Code § 414(u)(12)) shall be treated as an employee of the Employer making the differential wage payment for purposes of this Plan and the differential wage payment shall be treated as Compensation.
SECTION 1.14. - Covered Employment. The term “Covered Employment” means employment by an Employer as an Eligible Employee on or after January 1, 1988.

SECTION 1.15. - Crewmember. The term “Crewmember” means a Professional Flight Engineer, Second Officer, First Officer, Captain, or Bypassed Crewmember.

SECTION 1.16. - Early Retirement Commencement Date. The term “Early Retirement Commencement Date” means for each Pre-2014 Early Retiree, the date as of which his Early Retirement Benefit commenced.

SECTION 1.17. - Early Retirement Date. The term “Early Retirement Date” means the first day of the month coincident with or next following the attainment of 55 years of age and the completion of five Vesting Years.

SECTION 1.18. - Eligible Employee. The term “Eligible Employee” means an individual employed by the Employer who (a) is not a participant in or covered under any other qualified defined benefit plan to which his Employer currently makes contributions on his behalf, (b) is represented for purposes of collective bargaining by the Independent Pilots Association and (c) is employed as a Crewmember.

Under no circumstances will an individual who performs services for an Employer, but who is not classified on the payroll as an employee of the Employer, for example, an individual performing services for an Employer under a leasing arrangement, be treated as an Eligible Employee even if such individual is treated as an employee of an Employer as a result of common law principles, coemployment principles or the leased employee rules under Code § 414(n). Further, if an individual performing services for an Employer is retroactively reclassified as an employee of an Employer for any reason, such reclassified individual shall not be treated as an Eligible Employee for any period prior to, on or after the date of such reclassification except as provided for in the Collective Bargaining Agreement or if such individual is not covered by a Collective Bargaining Agreement, except as determined by the Committee.

SECTION 1.19. - Final Average Earnings. The term “Final Average Earnings” means the Participant’s average Compensation for the five complete calendar years during the last ten complete calendar years of his Covered Employment during which his Compensation was the highest. For a Participant who retires on his Postponed Retirement Date, the term “Final Average Earnings” shall be the greater of the Final Average Earnings he would have had if he had retired at age 60 or his Final Average Earnings at his Postponed Retirement Date.

SECTION 1.20. - First Officer. The term “First Officer” means a pilot who is next in command after the Captain of the aircraft, whose duty is to assist or relieve the Captain in the manipulation of the flight controls of an aircraft while underway, including take-off and landing of such aircraft, and who is properly qualified to serve as and who holds a current effective airman’s certificate authorizing him to serve as such First Officer.

SECTION 1.21. - Guarantee. The term “Guarantee” means (i) the 75 hours of guaranteed pay that a Crewmember receives per pay period if he is available for duty.

SECTION 1.22. - Hour of Covered Employment. The term “Hour of Covered Employment” means each Hour of Service in Covered Employment.

SECTION 1.23. - Initial Early Retirement Benefit. The term “Initial Early Retirement Benefit” means the Early Retirement Benefit of a Pre-2014 Early Retiree calculated in accordance with Section 4.5 in the form of a Single Life Only Annuity, reduced for early commencement as of his or her Early Retirement Commencement Date (unless the Pre-2014 Early Retiree was entitled to an unreduced Early Retirement Benefit pursuant to Addendum A, Voluntary Job Protection Memorandum of Understanding dated April 29, 2009, as Amended, Benefit Enhancements) and further reduced by the Other Plan Benefits Offset.

SECTION 1.24. - Late Arrival Pay. The term “Late Arrival Pay” means the pay described in Article 13.E.4 and 5 of the 2006 Collective Bargaining Agreement.

SECTION 1.25. - Monthly Excess. The term “Monthly Excess” shall have the amount described in Section 4.2(d)(ii)(A).

SECTION 1.25. - Normal Retirement Age. The term “Normal Retirement Age” means the later to occur of (a) the Participant’s attainment of age 60 or (b) the date the Participant completes one Vesting Year.

SECTION 1.26. - Normal Retirement Date. The term “Normal Retirement Date” means the first day of the calendar month coincident with or next following the Participant’s attainment of Normal Retirement Age.

SECTION 1.27. - Pre-2014 Early Retiree. The term “Pre-2014 Early Retiree” means each 2014 Participant who commenced his or her Early Retirement Benefit before January 1, 2014.

SECTION 1.28. - Premium Pay. The term “Premium Pay” means the pay described in Article 13.E.4 of the 2006 Collective Bargaining Agreement.

SECTION 1.29. - Present Value. The term “Present Value” means the single sum amount of such benefit based on the Applicable Interest Rate and the Applicable Mortality Table.

SECTION 1.30. - Professional Flight Engineer. The term “Professional Flight Engineer” means a certified flight engineer who was hired and designated as such by the Employer and whose duties include responsibility for assuring the airworthy condition of the aircraft on which he is to serve before departure, including recognition and correction of malfunctions, and for enroute ground maintenance and/or supervision thereof as well as those duties of the Second Officer. A Professional Flight Engineer shall hold a current effective airman’s certificate authorizing him to serve as a Flight Engineer in his current equipment, and an Airframe and Powerplant Mechanics’s Certificate.

SECTION 1.31. - Recalculated Early Retirement Benefit. The term “Recalculated Early Retirement Benefit” means the benefit described in Section 4.2(e)(1).

SECTION 1.32. - Retirement Benefit. The term “Retirement Benefit” means with respect to each Participant his/her Normal Retirement Benefit, Early Retirement Benefit, Postponed Retirement Benefit, or Deferred Vested Benefit.

SECTION 1.33. - Second Officer. The term “Second Officer” means a pilot who is third in command of the aircraft, after the Captain and the First Officer, whose duty is to perform the duties of a Second Officer as specified by the Employer, and who holds a currently effective airman’s certificate authorizing him to serve as such, and who holds at least a current effective Commercial Airman’s Certificate and Instrument Rating.

SECTION 1.34. - Service Credit. The term “Service Credit” shall mean the years and months of credit for work in Covered Employment which are accumulated and maintained for employees in accordance with the provisions of Article III.

SECTION 1.35. - True-Up Payment. The term “True-Up Payment” means for a Pre-2014 Early Retiree, the payment described in Section 4.2(e)(3)(B).

ARTICLE II
ELIGIBILITY FOR PARTICIPATION

An Eligible Employee shall become a Participant in accordance with Section 2.1 of the main text of this Appendix M based on his employment with the Employer or any Related Employer; from his initial date of employment.

ARTICLE III
ACCUMULATION OF SERVICE CREDIT FOR PURPOSES OTHER THAN
VESTING AND ELIGIBILITY i.e., FOR ACCRUAL OF BENEFITS, ETC.

SECTION 3.1 - Credit for Periods of Covered Employment for Plan Years Before January 1, 2004. Each Participant covered shall accumulate one full year of Service Credit for each Plan Year in which he has at least one Hour of Covered Employment.

SECTION 3.2 - Credit for Periods of Covered Employment Beginning On or After January 1, 2004. Each Participant shall accumulate Service Credit in monthly units based on his Hours of Covered Employment in accordance with the following table:

Hours of Covered Employment In Each Plan Year	Monthly Units of Service Credit
Less than 81	0
81-162	3 months
163-243	4 months
244-324	5 months
325-405	6 months
406-487	7 months
488-568	8 months
569-649	9 months
650-730	10 months
731-812	11 months
813 or more	12 months

SECTION 3.3 - Disability Accrual. A Participant who becomes disabled following the completion of his probationary period as a Crewmember shall accrue years and months of Service Credit (not to exceed 30 years of Service Credit) as if he remained in active employment until Normal Retirement Age or if he elects early retirement, his Early Retirement Date. Such accrual shall cease as of the earlier of (i) the last day of the month immediately prior to the Participant recovering from the disability or retiring or (ii) the end of the calendar year in which he obtains other gainful employment. If a disabled Participant retires, his Final Average Earnings shall be based on his Compensation paid during his active employment prior to becoming disabled. For purposes of this Section, the term “disabled” means the Participant loses the right to exercise the privileges of his medical certificate for reasons other than alcohol or drug use and the term “other gainful employment” means employment during which a disabled Participant earns the greater of (i) $30,000 a calendar year or (ii) one-third of his annual Compensation at the time he became disabled.

ARTICLE IV
BENEFIT ELIGIBILITY AND AMOUNTS

SECTION 4.1. - General. The amount of the Retirement Benefit payable to an Eligible Employee shall be the amount described in this Article IV of this Benefit Schedule II.

SECTION 4.2. - Monthly Single Life Benefit. The Monthly Single Life Benefit shall equal 1/12th of:

(a)
General. Each Participant (other than a 2014 Participant, a 2006 Participant or a 2003 Retired Participant) shall have a Monthly Single Life Benefit equal to one percent (1%) of his Final Average Earnings times his number of full and fractional years of Service Credit (not to exceed 30 years of Service Credit).

(b)	2006 Participants and 2003 Retired Participants. Each 2006 Participant and each 2003 Retired Participant shall have a Monthly Single Life Benefit equal to A times B, where

A = the greater of (i) one percent (1%) of his Final Average Earnings or (ii) the dollar amount determined under the following table depending on the highest rank attained by the Participant during his Covered Employment:

Rank	Dollar Amount
Captain or Bypassed Captain	$3,000
First Officer, Professional Flight Engineer or a Bypassed Crewmember	$2,400
Second Officer	$2,100

B = his number of full and fractional years of Service Credit (not to exceed 30 years of Service Credit).

For each 2006 Participant, the Monthly Single Life Benefit formula described in this Section 4.2(b) shall apply from his Normal Retirement Date or his Postponed Retirement Date. For each 2003 Retired Participant the monthly accrued benefit calculated under this Benefit Schedule II shall be increased effective as of August 31, 2006 to equal the Monthly Single Life Benefit described in this Section 4.2(b). Such increase shall be prospective only and no amount shall be paid to increase the monthly accrued benefit paid before August 31, 2006.

(c)
2014 Participants. For each 2014 Participant (other than a Pre-2014 Early Retiree), the Monthly Single Life Benefit formula described in Section 4.2(b) shall be used to calculate his Retirement Benefit instead of the formula described in Section 4.2(a).

(d)	Pre-2014 Early Retirees.

(i)
The Early Retirement Benefit of each Pre-2014 Early Retiree shall be recalculated under Section 4.5 in the form of a Single Life Only Annuity using the Monthly Single Life Benefit formula described in Section 4.2(b) reduced for early commencement as of the Early Retirement Commencement Date (unless the Pre-2014 Early Retiree was entitled to an unreduced Early Retirement Benefit pursuant to Addendum A, Voluntary Job Protection Memorandum of Understanding dated April 29, 2009, as Amended, Benefit Enhancements) and further reduced by the Other Plan Benefits Offset (the “Recalculated Early Retirement Benefit”).

(ii)
If a Pre-2014 Early Retiree’s Recalculated Early Retirement Benefit is larger than his Initial Early Retirement Benefit, the Pre-2014 Early Retiree shall be entitled to an additional benefit (the “Additional Early Retirement Benefit”) under this Section 4.2(d) payable beginning March 1, 2014 as a Single Life Only Annuity equal to (A) +(B) where:

(A)
is the excess of his monthly Recalculated Early Retirement Benefit over his monthly Initial Early Retirement Benefit (the “Monthly Excess”); and is the monthly benefit payable under a Single Life Only Annuity beginning March 1, 2014 that is Actuarially Equivalent to the sum of (I) the Monthly Excess which would have been paid from his Early Retirement Commencement Date through February 28, 2014 and (II) compound interest at 7% per year applied to each Monthly Excess payment from the first day of the calendar month in which the payment would have otherwise have been made through February 28, 2014.

(iii)
The Additional Early Retirement Benefit shall be paid in the normal form of benefit described in Section 4.9 unless the Participant properly waives the normal form as described in Section 4.9, in which case his Additional Early Retirement Benefit shall be paid in the following Special Optional Form:

(A)
If the Pre-2014 Early Retiree is receiving his Initial Early Retirement Benefit in the form of a Single Life Only Annuity, the portion of the Additional Early Retirement described in Section 4.2(d)(ii)(A) shall be added to his monthly Initial Early Retirement Benefit effective as of March 1, 2014. If the Pre-2014 Early Retiree is receiving his Initial Early Retirement Benefit in a form other than a Single Life Only Annuity, the portion of the Additional Early Retirement Benefit described in Section 4.2(d)(ii)(A) shall be converted to the Actuarial Equivalent form of benefit in which his Initial Early Retirement Benefit is being paid and shall be added to his monthly Initial Early Retirement Benefit effective as of March 1, 2014.

(B)	Additionally, no later than March 1, 2014, the Plan will pay a lump sum amount (the “True-Up Payment”) equal to the sum described in Section 4.2(d)(ii)(B).

(iv)
If a Pre-2014 Early Retiree dies prior to March 1, 2014, the Monthly Excess that would have been paid to the deceased Pre-2014 Early Retiree from his Early Retirement Commencement Date through his date of death with compound interest at 7% per year applied to each Monthly Excess payment from the first day of the calendar month in which the payment would have otherwise have been made through February 28, 2014 shall be paid in a lump sum to his estate on March 1, 2014.

(v)
If a Pre-2014 Early Retiree dies prior to March 1, 2014 and he is survived by a spouse who is entitled to a survivor annuity under the Qualified Joint and Survivor Annuity form of benefit, his surviving spouse shall be entitled to an additional monthly survivor annuity payable beginning March 1, 2014 for her life only equal to the additional monthly benefit that would have been payable to her following the Pre-2014 Early Retiree’s death if the Additional Early Retirement Benefit had been paid in the Qualified Joint and Survivor Annuity form from the Pre-2014 Early Retiree’s Early Retirement Commencement Date unless the surviving spouse consents to have the additional monthly survivor annuity paid in the same form as the survivor benefit payable under the Initial Early Retirement Benefit beginning as of March 1, 2014 with a lump sum payment for any additional monthly survivor benefit that would have been paid to her after the death of the Pre-2014 Early Retiree through February 28, 2014. If the surviving spouse elects the alternative form of survivor annuity, the portion of the Additional Early Retirement Benefit described in Section 4.2(d)(ii)(A) shall be converted to the Actuarial Equivalent form of benefit in which the deceased Pre-2014 Early Retiree’s Initial Early Retirement Benefit is being paid and the monthly survivor benefit attributable to such annuity shall be added to the surviving spouse’s monthly survivor annuity effective as of March 1, 2014. Additionally, such surviving spouse will receive a lump sum payment equal to the sum of the additional monthly survivor annuity that would have been paid to her from the date of the Pre-2014 Early Retiree’s death to February 28, 2014 with compound interest at 7% per year applied to each monthly payment from the first day of the calendar month in which the payment otherwise would have been made to such surviving spouse through February 28, 2014.

(vi)	Whether an alternate payee will be entitled to a payment under this Section 4.2(d) will depend on the terms of the qualified domestic relations order.

(e)
Minimum Benefit - Notwithstanding Sections 4.2(a) and (b), the Monthly Single Life Benefit for each Participant who participated in Benefit Schedule I shall never be less than his Monthly Single Life Benefit accrued under Benefit Schedule I as of August 30, 2006.

SECTION 4.3. - Normal Retirement Benefit. If a Participant separates from service with the Employer and all Related Employers on his Normal Retirement Date, his Normal Retirement Benefit payable as of his Normal Retirement Date shall equal his Monthly Single Life Benefit as determined in Section 4.2 as of his Normal Retirement Date, reduced by the Other Plan Benefits Offset described below.

SECTION 4.4. - Postponed Retirement Benefit. If a Participant separates from service with the Employer and all Related Employers on or after his Normal Retirement Date, his Postponed Retirement Benefit payable as of his Postponed Retirement Date shall equal the greatest of (a) his Monthly Single Life Benefit as determined in Section 4.2 as of his Postponed Retirement Date, reduced by the Other Plan Benefits Offset described below, (b) the benefit he would have received if he had retired on his Normal Retirement Date or (c) the benefit he would have received if he had retired on his or her Early Retirement Date.

SECTION 4.5. - Early Retirement Benefit. If a Participant separates from service with the Employer and all Related Employers on or after his Early Retirement Date but before his Normal Retirement Date, his Early Retirement Benefit shall equal his Monthly Single Life Benefit as determined in Section 4.2 as of his most recent separation from service with the Employer and all Related Employers, reduced, if applicable, for early commencement as described below and further reduced by the Other Plan Benefits Offset as described below. A Participant’s Early Retirement Benefit shall be payable as of his Normal Retirement Date or, if he so elects, as of his Early Retirement Date. If the Participant’s benefit is paid before he reaches Normal Retirement Age, it will be actuarially reduced based on the period of time by which the commencement of his benefit precedes his Normal Retirement Age so as to be the Actuarial Equivalent of the benefit payable at Normal Retirement Age.

SECTION 4.6. - Deferred Vested Benefit. A Participant shall be fully vested upon the completion of one Vesting Year. A Participant shall receive credit for vesting purposes for employment from his initial date of employment with an Employer or a Related Employer. A Participant’s Deferred Vested Benefit shall equal his Monthly Single Life as determined in Section 4.2 based on his years of Service Credit earned prior to his most recent separation from service with the Employer and all Related Employers, reduced, if applicable, for early commencement as described below and further reduced by the Other Plan Benefits Offset described below. A Participant’s Deferred Vested Benefit shall be payable as of his Normal Retirement Date or, if he has completed five Vesting Years and so elects, as of the first day of the month coincident with or next following his attainment of 55 years of age. If the Participant’s benefit is paid before he reaches Normal Retirement Age, it will be actuarially reduced based on the period of time by which the beginning of the benefit precedes the Normal Retirement Age so as to be the Actuarial Equivalent of the benefit payable at Normal Retirement Age.

SECTION 4.7. - Other Plan Benefits Offset. The Other Plan Benefits Offset is the reduction described in Section 4.7 of the main text of this Appendix M; provided that benefits under any defined contribution plan shall not be considered a “retirement plan to which the Employer made contribution on behalf of the Participant or under which service with the Employer is counted in calculating benefits” for purposes of that Section. Further, any such retirement plan is referred to in this Section as an “Other Plan.”

(a)
Retirement Benefits Payable in Annuity Form. If the Retirement Benefit is payable in an annuity form, the amount of the reduction shall be determined and subtracted from the Retirement Benefit as of the later of the date as of which Retirement Benefits commence under the Plan or the earliest date such Participant could begin receiving benefits under such Other Plan (the “Determination Date”). Thus, if a Participant is not eligible for a benefit under an Other Plan when he begins receiving benefits under this Plan, his Retirement Benefit will not be reduced until the earliest date he could have begun receiving a benefit under the Other Plan. The amount of the reduction shall be equal to the Monthly Single Life Benefit that would have been payable under the Other Plan as of the Determination Date or, if the Monthly Single Life Benefit is not available under such Other Plan, the Monthly Single Life Benefit which is the Actuarial Equivalent of the normal form of benefit that would have been payable under such Other Plan as of the Determination Date. If a Participant begins receiving a benefit under an Other Plan before the Determination Date, the amount of the reduction will be actuarially adjusted.

(b)
Retirement Benefit Payable in Lump Sum. If the Retirement Benefit is payable in a lump sum, the Present Value of the Retirement Benefit payable under this Plan shall be reduced by the Present Value of the benefit actually paid to such Participant or payable to him under such Other Plan.

(c)
Estimation. If the Committee determines that it is not reasonably practicable to obtain the actual amount of the benefit payable to or on behalf of a Participant under an Other Plan in sufficient time to make payment of his benefit under this Plan, the Committee may estimate the amount of the Other Plan benefit using such methods as they in their discretion deem appropriate. If the Committee estimates the Other Plan benefit, they shall use their best efforts to obtain the actual amount of the Other Plan benefit and adjust the benefit being paid from this Plan accordingly. In the event that the estimated Other Plan benefit is less than the actual Other Plan benefit, the Committee shall reduce the payments under this Plan immediately to reflect the amount of the difference and may recover any previous overpayments from this Plan by deducting such overpayments from future benefit payments due under this Plan or by such other methods as the Committee deems appropriate. In the event that the estimated Other Plan benefit is larger than the actual Other Plan benefit, the Committee shall increase the payments under this Plan immediately to reflect the amount that of such difference and shall make an additional payment equal to the amount that would have been received if the Plan had used the actual Other Plan benefit from the commencement of payment.

SECTION 4.8. - Qualified Joint and Survivor (Husband and Wife) Preretirement Survivor Benefit. If a vested Participant dies prior to receiving a benefit under this Appendix M, the Participant’s surviving spouse will be entitled to a survivor benefit under Section 4.9 of the main text of this Appendix M, determined without regard to whether the Participant and his spouse had been married for at least one year prior to the Participant’s death.

SECTION 4.9. - Payment of Retirement Benefit. The benefits shall be paid in the form of a Single Life Only Annuity (for unmarried Participants) or the Qualified Joint and Survivor Annuity (for married Participants) unless the Participant properly waives the Qualified Joint and Survivor Annuity or Single Life Only Annuity (as such waiver is described in Section 4.8(c) of the main text of this Appendix M) and selects an optional benefit form described in Article V.

SECTION 4.10. - Lump Sum Payment. Notwithstanding any contrary provision, effective January 1, 2008 to November 30, 2012, if the Present Value of the Retirement Benefit payable to a Participant or the Present Value of the survivor benefit payable to a Participant’s surviving spouse under Section 4.8 of the main text of this Appendix M is less than $1,000, payment of such Present Value shall be made in a lump sum as soon as administratively practicable following the Participant’s separation from service with the Employer and all Related Employers, without the Participant’s, or if the Participant is deceased, the surviving spouse’s, consent, in lieu of all other benefits under the Plan. If the Present Value of such benefit is at least $1,000 but not greater than $3,500, the Committee may pay such Present Value to the Participant or if the Participant is deceased, to the surviving spouse, in a lump sum in lieu of all other benefits under the Plan with the consent of the Participant or the surviving spouse, following the Participant’s separation from service with the Employer and all Related Employers or, in the case of a survivor benefit, the Participant’s death.

Effective December 1, 2012, notwithstanding any contrary provision, if the Present Value of the Retirement Benefit payable to a Participant, an alternate payee or the survivor benefit payable to a Participant’s surviving spouse under Section 4.8 of the main text of this Appendix M does not exceed $5,000, payment of such Present Value shall be made in a lump sum as soon as administratively practicable following the Participant’s separation from service with the Employer and all Related Employers, or in the case of a benefit payable to a surviving spouse or alternate payee, as soon as practicable after such benefit becomes payable, without the consent of the Participant, the surviving spouse, or the alternate payee, as applicable, in lieu of all other benefits under the Plan.

If the Present Value of a Participant’s nonforfeitable Retirement Benefit under this Plan is zero as of the date the Participant separates from service with the Employer and all Related Employers, such Participant shall be deemed to have received a distribution of such nonforfeitable benefit when the Participant separates from service.

If the Participant’s Retirement Benefit is cashed out pursuant to this Section 4.11, service with respect to which the distribution of the Present Value was made shall be disregarded for purposes of the Plan, provided, however, that such service shall be counted in determining the Employee’s Vesting Years and years of Service Credit if, upon reemployment, the distribution is repaid by the Employee to the Trust Fund, together with interest at 5% or such other rate as may in the future be established or otherwise made effective by regulation or administration action implementing ERISA §§ 204(c)(2)(C) and 204(e).

SECTION 4.11. - Maximum Benefit. For limitation years beginning on or after July 1, 2007, the maximum annual benefit payable shall be determined in accordance with the Maximum Benefits Appendix for Independent Pilots Association. Notwithstanding Section 4.10 of the main text of this Appendix M or any contrary provision of the main text of this Appendix M or this Benefit Schedule, the limitations on maximum benefits payable from this Appendix M shall be in accordance with Code § 415, including, particularly, Code § 415(b)(9), and the regulations thereunder, which are incorporated into this Benefit Schedule by reference.

ARTICLE V
OPTIONAL BENEFIT FORMS

SECTION 5.1. - General. In addition to the Single Life Only Annuity, the following optional forms are available to a Participant who properly waives the Qualified Joint and Survivor Annuity or Single Life Only Annuity:

(a)
Joint and Survivor Annuity. The benefit under a Joint and Survivor Annuity shall be the Actuarial Equivalent of a Single Life Only Annuity based on the life of the Participant. Under the Joint and Survivor Annuity, the Participant shall be paid his pension for his lifetime; and his designated beneficiary as of the date of the Participant’s retirement, if surviving at the Participant’s death, shall be entitled to receive thereafter a lifetime survivorship benefit in a monthly amount equal to a percentage (50%, 66 2/3%, 75%, or 100%, as selected by the Participant) of the monthly amount which had been payable to the Participant. The last payment of the Joint and Survivor Annuity shall be made as of the first day of the month in which the death of the last to die of the Participant and his designated beneficiary has occurred. A Participant may not elect to receive payment of his Retirement Benefit in the form of a Joint and Survivor Annuity if he has a non-spousal beneficiary and such beneficiary is younger than the Participant by more than the maximum number of years specified in the following table based on their ages on their birthdays in the calendar year in which benefit payments commence:

Annuity Form	Maximum Number of Years
Joint and 100% Survivor Annuity	10 years
Joint and 75% Survivor Annuity	19 years
Joint and 66 2/3% Survivor Annuity	25 years

(b)
Period Certain and Continuous Annuity. The benefit under a Period Certain and Continuous Annuity shall be the Actuarial Equivalent of a Single Life Only Annuity based on the life of the Participant. Under the Period Certain and Continuous Annuity, the Participant shall be paid his pension for his lifetime; and if the Participant dies before receiving a specified number of monthly payments (120, 180, 240, as selected by the Participant (“guaranteed payments”)), the Participant’s designated beneficiary shall be entitled to receive thereafter a monthly guaranteed payment equal to the payment which had been payable to the Participant until all of the monthly payments have been made from the Plan to the Participant and his designated beneficiary. The last payment of the Period Certain and Continuous Annuity shall be made as of the first day of the month in which occurs the later of the death of the Participant or the last of the guaranteed monthly payments has been made. Each Participant who selects this option shall designate a beneficiary in writing, in the form and manner required by the Committee, and such beneficiary may be changed by such Participant in the same manner, but such designation shall not be considered made until received by the Committee or its designees on such form and unless it is received by the Committee prior to the Participant’s death.

The Committee shall be the sole judges of the effectiveness of the designation or change thereof. If a Participant fails to designate a beneficiary or his designated beneficiary fails to survive the Participant, the Participant’s designated beneficiary shall be deemed to be his surviving spouse, if any; or if there is no surviving spouse, his surviving children, in equal shares; or if there are no surviving children, his estate. If a beneficiary dies before all payments are made under this optional form, the remaining payments shall be made in a lump sum or in installments as the Committee shall direct to the beneficiary designated by such beneficiary or, if there is no such designation, to such beneficiary’s estate.

(c)
Level Income Option. The benefit under a Level Income Option shall be the Actuarial Equivalent of a Monthly Single Life Benefit based on the life of the Participant. Under the Level Income Option, the Participant shall be paid a higher benefit until age 62 or 65, as selected by the Participant, and a reduced benefit after age 62 or 65, as applicable, to provide a more level income over the Participant’s lifetime, taking into account the social security primary insurance benefits the Participant is expected to receive at the selected age. The last payment of the Level Income Option shall be made as of the first day of the month in which the death of the Participant occurs.